UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2005

REINSURANCE GROUP OF AMERICA, INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Missouri (State or Other Jurisdiction of Incorporation)	1-11848 (Commission File Number)	43-1627032 (IRS Employer Identification No.)

1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017 (Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (636) 736-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 29, 2005, Reinsurance Group of America, Incorporated (“RGA”) and certain of its subsidiaries (Reinsurance Company of Missouri, Incorporated, RGA Reinsurance Company, RGA Life Reinsurance Company of Canada, RGA Reinsurance Company (Barbados) Ltd., RGA Americas Reinsurance Company, Ltd. and RGA Worldwide Reinsurance Company, Ltd. and, together with RGA, the “Account Parties”) entered into a credit agreement (the “Credit Agreement”) with a group of lenders named in the Credit Agreement (collectively, the “Lenders”). The Credit Agreement included Bank of America, N.A., as syndication agent, KeyBank National Association, Wachovia Bank, National Association and Deutsche Bank – AG New York Branch, as co-documentation agents, The Bank of New York, as administrative agent, and BNY Capital Markets, Inc. and Banc of America Securities LLC, as co-lead arrangers and joint book runners. Under the Credit Agreement, RGA may initially borrow up to $250.0 million in cash borrowings (which will increase to $300.0 million upon approval by RGA’s board of directors and certain customary post-closing deliveries), and each of the Account Parties may obtain letters of credit for general corporate purposes, with an overall credit facility amount of up to $600.0 million.

Below is a listing of the respective commitments of the participating banking institutions under the Credit Agreement:

Banking Institution	Commitment ($ millions)
The Bank of New York	$ 62.5
Bank of America, N.A.	62.5
Deutsche Bank AG New York Branch	47.5
KeyBank National Association	47.5
Wachovia Bank National Association	47.5
The Bank of Tokyo – Mitsubishi, Ltd. Chicago Branch	47.5
HSBC Bank USA, N.A.	47.5
ABN AMRO Bank, N.V.	27.5
Bayerische Hypo-Und Vereinsbank AG	27.5
Calyon New York Branch	27.5
Société Générale	27.5
Bayerische Landesbank, New York Branch	20.0
Royal Bank of Canada	20.0
William Street Credit Corporation	12.5
Landesbank Hessen-Thüringen Girozentrale New York Branch	12.5
Lehman Brothers Bank, FSB	12.5
Southwest Bank of St. Louis	12.5
Mizuho Corporate Bank (USA)	12.5
State Street Bank and Trust Company	12.5
Wells Fargo Bank, National Association	12.5
Total	$ 600.0

The Credit Agreement replaced the Amended and Restated Credit Agreement, dated as of May 23, 2003, among RGA and a bank syndicate (the “Former Credit Agreement”), which was scheduled to expire in May 2006 and provided RGA the ability to borrow up to $175.0 million. On September 29, 2005, RGA had approximately $50.0 million of borrowings outstanding under the Former Credit Agreement, and those borrowings were replaced with borrowings under the Credit Agreement. As of the date of this filing, no early termination penalties have been incurred by RGA in connection with the termination of the Former Credit Agreement. A description of the material terms and conditions of the Former Credit Agreement is contained in Note 15 – Long Term Debt and Preferred Securities to RGA’s consolidated financial statements as of and for the year ended December 31, 2004 included in RGA’s Annual Report on Form 10-K for the year ended December 31, 2004.

RGA may borrow, repay and reborrow amounts under the Credit Facility from time to time until the expiration of the Credit Facility on September 29, 2010, on which date all of the outstanding principal and accrued and unpaid interest will become due. The Credit Facility may be increased, at RGA’s election, to provide for an additional $50.0 million of letters of credit in accordance with the terms set forth in the Credit Agreement. Voluntary prepayments and commitment reduction under the Credit Facility are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement.

The interest rate on each loan made under the Credit Agreement, as determined by RGA, will be (i) the LIBOR rate plus an applicable margin, as determined in accordance with a pricing grid, and (ii) the alternate base rate, which is the higher of (a) the prime rate as announced by The Bank of New York and (b) the Federal Funds rate plus 0.05%. RGA may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. LIBOR loans will be available on three business days’ notice, and alternative base rate loans will be available on the date requested. Interest will be payable at least quarterly, and at the end of each interest period. RGA will also pay (i) a facility fee at a rate that varies with RGA’s long-term debt ratings and that is calculated on the aggregate amount of the commitments under the Credit Facility, (ii) during any period in which more than 50% of the commitments are borrowed, an incremental utilization fee on the outstanding amount, (iii) letter of credit fees calculated on the aggregate amount of undrawn letters of credit and (iv) certain other fees incurred by the Lenders. During an event of default, interest accrues at a rate equal to two percent above the interest rates otherwise applicable to each loan outstanding under the Credit Agreement at that time, other than loans denominated in foreign currencies, for which the default interest rate will equal three percent above the rates otherwise in effect.

The Credit Agreement is unsecured but contains affirmative, negative and financial covenants customary for financings of this type, including restrictions related to, among other things, indebtedness, guarantees, liens, payments, merger or consolidation, the issuance and disposition of stock of restricted subsidiaries, maximum requirements of consolidated indebtedness and minimum requirements of statutory surplus and capital. The Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable), including, among other things the non-payment of principal, interest and fees, breaches of covenants, inaccuracies of representations and warranties, bankruptcy and insolvency events, material judgments and the occurrence of a material adverse change in the business, assets, liabilities, financial condition or results of operations of any Account Party or subsidiary. An event of default would permit the Lenders to require immediate payment of all amounts due under the Credit Agreement, including principal and accrued interest, terminate their commitments and enforce any and all rights, subject to cure provisions, where applicable. Additionally, the Credit Agreement contains cross-default provisions, which would make outstanding borrowings under the Credit Agreement immediately payable in the event of non-payment of other material indebtedness when due, and any other event which results in the acceleration of the maturity of material indebtedness. As of September 30, 2005, the Company had $103.0 million in outstanding borrowings under its debt agreements and was in compliance with all covenants under those agreements.

The Credit Agreement also provides that upon the occurrence of a change of control (as defined in the Credit Agreement), other than a rated change of control (as defined in the Credit Agreement), (i) one or more Lenders may withdraw from the Credit Facility, and (ii) if agreed upon by a majority of the Lenders under certain circumstances dependent on the credit rating of a new person taking control, all of the Lenders may elect to either not make additional credit advances (loans or the issuance of additional letters of credit) or to require termination of the Credit Facility and prepayment of all outstanding amounts owing thereunder.

Some of the Lenders under the Credit Agreement and/or their affiliates have or may have had various relationships with RGA and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the Lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description is only a summary and is qualified in its entirety by the Credit Agreement. Since the terms of the Credit Agreement may differ from the general information contained herein, you should only rely on the actual terms of the Credit Agreement, which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement

Information concerning termination of the Former Credit Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Information concerning the amounts for which RGA has become obligated under the Credit Agreement set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

See exhibit index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REINSURANCE GROUP OF AMERICA, INCORPORATED

Date: October 3, 2005	By: /s/ Jack B. Lay

Jack B. Lay

Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit

10.1	Credit Agreement, dated as of September 29, 2005, among Reinsurance Group of America, Incorporated and certain of its subsidiaries, the lenders named therein, Bank of America, N.A., as syndication agent, KeyBank National Association, Wachovia Bank, National Association and Deutsche Bank – AG New York Branch, as co-documentation agents, The Bank of New York, as administrative agent, and BNY Capital Markets, Inc. and Banc of America Securities LLC, as co-lead arrangers and joint book runners.